[PRELIMINARY] PROXY STATEMENT



                        NATIONAL CAPITAL
                     MANAGEMENT CORPORATION



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON

                          June 28, 1995


       Notice is hereby given that the Annual Meeting of Stockholders of National Capital Management Corporation will be held at the Bristol Suites Hotel, 7800 Alpha Road, Dallas, TX 75240, on June 28, 1995, at 9:30 a.m., local time, to vote to:

     1.   Elect five Directors for the ensuing year.

     2. Adopt an amendment to the Certificate of Incorporation to effect a 3-for-1 reverse stock split.

     3. Transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on May 19, 1995, as the record date to determine the stockholders entitled to notice of and to vote at the annual meeting and any adjournments thereof.

                               By Order of the Board of Directors

                                            JAMES  PINTO
                               ..................................
                                        Chairman of the Board

San Francisco, California
June 1, 1995

      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. THE ENCLOSED PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

                  [PRELIMINARY] PROXY STATEMENT



                        NATIONAL CAPITAL
                     MANAGEMENT CORPORATION

                      50 California Street
                San Francisco, California  94111

                  _____________________________

                         PROXY STATEMENT
                  _____________________________

      The enclosed forms of Proxy and the Proxy Statement have been mailed to stockholders on or about June 1, 1995, in connection with the solicitation by the Board of Directors of National Capital Management Corporation ("NCMC" or the "Company") of proxies for use at its Annual Meeting of Stockholders to be held on June 28, 1995, or at any adjournments thereof (the "Annual Meeting:").

      A copy of the Company's 1994 Annual Report to Stockholders, including financial statements (the "Annual Report"), is being mailed herewith to each stockholder entitled to vote at the Annual Meeting.

      As of June 1, 1995, the Company had outstanding 5,009,257 shares of common stock, par value $.01 per share (the "Common Stock"). Holders of shares of Common Stock of record at the close of business on May 19, 1995 are entitled to vote at the Annual Meeting. Holders of shares of Common stock are entitled to one vote per share on each matter to be voted on at the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the meeting. The election of directors requires a plurality of the votes cast and votes may be cast in favor of, or withheld from, each nominee. Votes that are withheld will be considered for purposes of determining quorum, but will be excluded entirely from the vote and will have no effect. The approval of the proposed amendment to the Certificate of Incorporation will require the affirmative vote of the majority of the shares represented in person or by proxy and entitled to vote on the proposed amendment. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders (and thus will have the effect of the votes cast against the proposal), whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

      It is the intention of the persons named as proxies to vote shares of Common Stock represented by duly executed proxies (i) for the election of the nominees for director selected by the Board of Directors unless authority to so vote has been withheld or a contrary specification made, and (ii) for the amendment to the Certificate of Incorporation unless authority to so vote has been withheld or a contrary specification made. If any other business is properly brought before the Annual Meeting, the Proxy will be voted in accordance with the discretion of the persons names as proxies. Any such proxy may be revoked by the stockholder at any time prior to the voting of the proxy by a written revocation received by the Secretary of the Company, by properly executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting in person.

 Election of Directors

      Five directors are to be elected to hold office until the next Annual Meeting or until their successors shall have been elected and qualified. The By-laws of the Company provide that the Board of Directors shall consist of not less than one nor more than nine directors and that the number of directors at any time shall be the number of directors fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at five. Each of the nominees is to be elected by the holders of Common Stock. Each of the nominees has agreed to serve as a director, if elected. If, at the time of the Annual Meeting, a nominee is unwilling or unable to serve (which is not currently anticipated), the Board may fix the number of directors at less than five, or the persons named as proxies may nominate and may vote for other persons in their discretion.

      Set forth below is a list of the nominees for the Board of Directors of the Company. All of the nominees named below are currently Directors of the Company.

Nominee, Positions                                Principal Occupations
with Company                                      and Directorships

James Pinto              Chairman since 1989      NCMC
Chairman of the Board
Age 43                   Director                 Biscayne Holdings, Inc.
Director since 1988                               (apparel manufacturer and
                                                  distributor)
                         Director                 Anderson Group, Inc.
                                                  (dental and electronics)

John C. Shaw        Chief Executive Officer       NCMC
Director and Chief  since 1994
Executive Officer
Age 41              Managing Director since 1983  Resource Holdings, Ltd.
Director since 1988                               (investment firm)
                    1989 to 1992 CO-Chairman      NCMC
                    Trustee                       Wedgestone Financial
                                                  (diversified  lender  and
                                                  truck parts manufacturer)

Herbert J. Jaffe    President since 1988          NCMC
Director and
President           1983-93 Chairman              NCM Management Ltd.
Age 61                                            (management  company  of
Director since 1987                               NCMC)

Timothy Graham      1994-1995 Executive Vice      WinStar Communications, Inc.
Director            President                     (communications, media,
Age 44              President                     retail)
Director since      1991-1994 Corporate Secretary NCMC
December 1994       1989-1991 Executive           WinStar Services, Inc.
                    Vice President and            (retail, communications)
                    General Counsel
                    Director                      TII Industries, Inc.
                                                  (telecommunications and
                                                  power line equipment)

David Faulkner      1989-1995 Vice Chairman       Memorex Telex Inc.
Director            Chief Financial Officer       (computer industry)
Age 54
Director since
July 1994

       The   Board   of   Directors   held  four    meetings   during   1994.
Each director attended at least 75% of the meetings of the Board and of the meetings of the committees of the Board on which he served. The Board of Directors has standing Executive, Audit, Compensation and Nominating Committees. The Executive Committee may, to the extent permitted by law, perform such duties and exercise such powers as may be performed and exercised by the Board of Directors. The Audit Committee is charged with receiving reports from the Company's accounting department and from its independent public accountants, keeping the Board of Directors informed as to the Company's accounting policies and the adequacy of internal controls, reviewing the qualifications of the independent public accountants and making recommendations to the Board of Directors concerning such accountants' engagements, the scope of their audit and their fees. The
Compensation    Committee    determines    the    compensation     of     the
Company's   officers.   The  Nominating  Committee  is   charged   with   the
responsibility of considering candidates to serve on the Company's Board of Directors, including nominees to fill vacancies, and recommending to the Board of Directors membership of committees. Messrs. James J. Pinto, John C. Shaw and Herbert
J. Jaffe serve on the Executive and Nominating Committees. Messrs.David Faulkner, Herbert J. Jaffe and Timothy Graham serve on the Audit Committee. Messrs. Herbert J. Jaffe, Timothy Graham and David Faulkner serve on the Compensation Committee. The Executive Committee met on four occasions during 1994, the Audit
Committee met twice, and the Compensation Committee met three times. No other committee held meetings in 1994.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of NCMC common stock as of March 30, 1995, by: (i) each person known by the Company to own beneficially more
than   5%  of  the  shares  of  NCMC  common  stock  (ii)  each  person   who
is a director or executive officer of the Company; and (iii) all directors and executive officers of the Company as a group.

The Investor Warrants referred to below consist of warrants to acquire an aggregate of 2,189,285 shares of NCMC common stock, at any time prior to December 31, 1997. Of the aggregate Investor Warrants, 1,975,000 permit acquisition of shares of NCMC common stock at an exercise price of $3.00 per share (the "$3.00 Investor Warrants") and 214,285 permit acquisition of shares of NCMC common stock at an exercise price of $3.50 per share (the "$3.50 Investor Warrants"). The Management Warrants, referred to below, consist of warrants to acquire an aggregate of 400,000 shares of NCMC common stock at any time prior to December 31, 1997 for an exercise price of $3.00 per share. The Management Warrants and the Investor Warrants are collectively referred to as the Warrants.

                            Beneficial              Beneficial
                           Ownership of            Ownership of
                            NCMC Common             NCMC Common
                             Stock (1)   Percent     Stock (2)   Percent
Name and address of NCMC     Number of     of       Number of       of
  Beneficial Owner (3)        Shares      Class       Shares      Class
RHEC, L.P.                  1,166,044      23.2%    2,273,186(4)   29.7%
10 East 53rd Street
New York, NY  10022

The Hawley Opportunity        428,086(5)    8.5%      603,086(6)    7.9%
Fund, L.P.
c/o Hawley and Wright, Inc.
6053 S. Quebec Creekside 202
Englewood, CO  80111

Larry D. Doskocil             289,435(7)    5.8%      517,940(7)    6.8%
500 North Main Street
South Hutchinson, KS
67504

Herbert J. Jaffe               34,536(8)    0.7%      154,536(9)    2.0%

James Pinto                   310,706       6.2%      942,344(10)  12.3%

John C. Shaw                1,216,684(11)  24.2%    2,323,826(11)  30.4%

Timothy R. Graham              62,000       1.2%       91,500(13)   1.2%

Leslie A. Filler                2,500       0.05%       2,500       0.03%

James H. Carey                     --(14)    --            --(14)    --

Kenneth M. Klein                   --(14)    --            --(14)    --

All executive officers
and directors as a group
(7 persons)                 1,626,426(15)   32.4%   3,514,706(16)   45.9%

  NOTES TO TABLE OF BENEFICIAL OWNERS AND MANAGEMENT

  1. This column assumes that none of the Warrants or Options have been exercised.

  2. This column assumes that all of the Warrants and Options have been exercised.

  3. Unless  otherwise indicated, each shareholder listed  has the sole power to vote and direct the disposition of the
      shares  of  the  Company  beneficially  owned  by   such
      shareholder.

  4. Includes 1,107,142 shares of NCMC common stock which may be issued upon the exercise of Investor Warrants. Mr. Shaw, a director of the Company, is a managing director of Resource Holdings, Ltd., the general partner of RHEC, L.P.

  5. Hawley and Wright, Inc. and Mr. MacDonald Hawley may be deemed to also beneficially own these shares by virtue of Hawley and Wright, Inc. being the general partner of the Hawley Opportunities Fund, L.P. and Mr. MacDonald Hawley being the president and controlling shareholder of Hawley and Wright, Inc.

  6. Includes 175,000 shares of NCMC common stock issuable upon exercise of Investor Warrants.

  7. Based on information received by the Company from Mr. Doskocil, his aggregate ownership of NCMC securities consisted on December 31, 1994, of indirect beneficial ownership of 289,435 shares of Common Stock and 517,940 Investor Warrants owned by QCP, L.P., a Kansas limited partnership which Mr. Doskocil may be deemed to control through his ownership and control of QMC, Inc., the corporate general partner of QCP, L.P.

  8. Includes 34,136 shares owned by NCM Holdings, a general partnership of which Mr. Jaffe is a general partner, and 400 shares owned directly by Mr. Jaffe.

  9. Includes 120,000 shares of NCMC common stock issuable on exercise of Management Warrants, 34,136 shares owned by NCM Holdings and 400 shares owned directly by Mr. Jaffe.

  10.Includes 310,706 shares owned directly by Mr. Pinto and 631,638 shares upon exercise of Investor Warrants.

  11.Mr.  Shaw  is  a managing director of Resource  Holdings,
      Ltd., the general partner of RHEC, L.P. Except for 50,640 shares owned directly by Mr. Shaw, the shares of NCMC common stock shown as beneficially owned by Mr. Shaw are the same shares shown as beneficially owned by RHEC, L.P.

  12.Includes 15,000 Options.

  13.Includes 62,000 shares owned directly by Mr. Graham, 25,000 Consultant Options and 4,500 Investor Options.

  14.James  Carey,  an  executive officer of National  Capital
      Benefits Corporation ("NCBC"), owns 5.5% of the outstanding common shares of NCBC. The VFC Trust, for which Kenneth Klein, an executive officer of NCBC, serves as sole Trustee, owns 14.5% of the outstanding common shares of NCBC. Pursuant to the terms of a stockholders' agreement among these investors and the Company, these shares, under certain circumstances, may be converted into shares of the Company in 1997 at a then-appraised value.

  15.Includes 1,200,180 shares of NCMC common stock owned by NCM Holdings and RHEC, L.P.

  16.Includes 1,200,180 shares of NCMC common stock owned by NCM Holdings and RHEC, L.P., and 1,897,280 shares of NCMC common stock issuable on exercise of all the Warrants and the Options.

Executive Compensation

The following table sets forth information in respect to the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of NCMC for services in all capacities to the Corporation and its subsidiaries in 1994, 1993 and 1992.

                                       Annual Compensation
                                                      Other Annual
                         Year     Salary     Bonus    Compensation
John C. Shaw             1994     257,500      --        4,000
Chief Executive          1993     247,500      --        9,000
Officer                  1992     237,500   142,000      8,750

James Pinto              1994     257,500      --        4,000
Chairman                 1993     247,500      --        9,000
                         1992     237,500   142,000      8,750

Herbert J. Jaffe         1994     100,000    10,000      4,000
President and            1993     100,000       --       9,000
Chief Officer            1992     100,000    60,000      8,750
Operating

James H. Carey           1994     125,000       --       8,333
Chief Executive
Officer
NCBC

Ken M. Klein             1994     125,000       --       8,333
President and Chief
Operating Officer
NCBC

         The Company presently provides various non-cash benefits to its executive officers, but it does not believe, except as noted, that such benefits exceeds the lesser of $50,000 or 10% of the cash compensation set forth for each of the executive officers of the proceeding cash compensation table.

        Mr. Pinto is employed as Chairman of the Company under an amended non-exclusive agreement which was effective January 1, 1994. He was compensated at the base annual rate of $257,500 in 1994. From January 1, 1995 through March 31, 1995 his base annual compensation was lowered to $195,000, whereby he received $48,750 for this three month period pursuant to this agreement.

         Mr. Shaw, who served as a consultant to the Company pursuant to a non-exclusive Consulting Agreement until December 31, 1993, entered into an amended non-exclusive agreement to act in the capacity of Chief Executive Officer of the Company from January 1, 1994 under the same terms as Mr. Pinto.

     Effective April 1, 1995, Messrs. Pinto and Shaw entered into new agreements with the Company to act in the same capacities through March 31, 1997, with options to extend these agreements for one year if certain conditions are met. They will each receive annual compensation of $125,000 plus Mandatory Incentive Bonuses equal to 7.5% of the amount by which the Company's consolidated net income before taxes exceeds the Qualifying Amount. The Qualifying Amount is $250,000 for the first year of the agreement and it increases by $150,000 for each subsequent year. The bonus will decrease by $50,000 for each year that Jensen Corporation is a subsidiary of the Company and has net income before taxes of less than $100,000, which amount increases by 20% per year. The bonuses may not exceed 150% of the salary. Discretionary Bonuses may also be granted at the option of the Board of Directors. If these agreements are terminated by the Company other than for cause, disability or death, Messrs. Pinto and Shaw shall be entitled to receive their base compensation through the existing term.

         Pursuant  to  an agreement between the Company  and  NCM
Management Ltd., Mr. Jaffe is entitled to receive $8,333 per month plus health benefits. See Item 12 - Certain Relationships and Related Transactions.

         The bylaws of the Company provide for indemnification by it of its officers and directors to the fullest extent permitted by law.

         During 1994, members of the Board of Directors received quarterly compensation of $2,000 and $250 for each meeting attended. Beginning July 1, 1994, however, Directors who are either employees, officers or consultants of the Company will not compensated and will not receive meeting fees. Directors are entitled to be reimbursed for reasonable out of pocket expenses incurred with respect to meetings of the Board. Since 1989, the Company has followed a policy of awarding each director, who is not an employee, officer or consultant of the Company, Options to purchase 3,000 shares of NCMC Common Stock at $3.50 per share, for each year in which each such individual is elected to serve as a director of the Company. No options were awarded in connection with this policy during 1994.

Certain Relationships and Related Transactions

    The Company and NCM Management Ltd. ("NCM") have agreed that NCM will provide management services through March 1995 and provide personnel, equipment and facilities for the day to day management and operations of the Company including supervision of its real estate properties. As compensation for its services, NCM is receiving a monthly payment of $8,333 plus management fees of 4% of revenues from the properties other than Redbird Trails Apartments and North Oak Apartments for which it receives a management fee of 6%. In addition, Mr. Jaffe is provided health insurance benefits. Mr. Jaffe, a director and officer of the
Company, is chairman and owns approximately 33% of the outstanding capital stock of NCM and may be deemed to have a material interest in all payments to NCM. During 1994, NCM received an aggregate of $324,163 for management services rendered to the Company, including therein Mr. Jaffe's compensation.

    In 1994, Resource Holdings, Ltd. ("Resource") provided office space and related services at its principal office in New York City for Mr. John C. Shaw and for use by officers and directors of NCMC while in New York, including Mr. James Pinto and Mr. Jaffe. Resource was reimbursed by the Company in an amount equal to $75,492 for providing such office space and related services in 1994. In addition, in accordance with its agreement with Resource, the Company has deposited with Resource's landlord the amount of $37,746 which will be returned, plus interest, to the Company on termination of the lease. Mr. Shaw, a director of the Company, is a managing director and significant shareholder of Resource, and therefore may be deemed to have an interest in payments to Resource.

Amendment to Certificate of Incorporation

      The following resolution to amend the Certificate of Incorporation has been approved by the Board of Directors of the
Company:

           WHEREAS, it is deemed to be in the best interests of the Corporation and its shareholders that Article Fourth of the Certificate of Incorporation be amended to decrease the authorized number of shares of Common Stock and to split each of the issued and outstanding shares of Common Stock into one-third share of Common Stock, it is:

           RESOLVED that the first paragraph of Paragraph Fourth of the Certificate of Incorporation of the Corporation be deleted and replaced with the following:

          "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 9,666,666 shares, of which 6,666,666 shares shall be Common Stock and 3,000,000 shares shall be Preferred Stock (the "Preferred Stock"). All such shares are of the par value of .01. On the effectiveness of this amendment of the Certificate of Incorporation, each outstanding share of Common Stock shall be converted, automatically and without further action on the part of any stockholder, into one-third of one share of Common Stock; provided that on such effectiveness, if any fractional shares result from such conversion, the Corporation shall pay in cash to the respective holders of such fractions the fair value of such fractions."

      The Amendment to the Certificate of Incorporation must be approved by a vote of the stockholders at the Annual Meeting for it to become effective. THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION BE APPROVED BY THE STOCKHOLDERS.

      The Amendment to the Certificate of Incorporation is designed to effect a reverse stock split. The Board took this action in order to enable the Company's common stock to remain trading on the NASDAQ National Market System.

      By letter dated April 12, 1995, NASDAQ has informed the Company that the Company is not in compliance with its minimum bid requirement of essentially $1 per share, which is necessary to continue the listing of the Company's stock on the NMS. NASDAQ has granted the Company a temporary exemption from the minimum bid requirement. NASDAQ has determined that the Company must perform a reverse stock split to remain on the NMS. A reverse stock split is expected to increase the bid price of the Company's stock while not adding any value to the Company. If the reverse stock split does not result in a stock price which meets the NASDAQ minimum bid requirement, the Company's stock will no longer be traded on the NMS. The Company could then apply to list the stock for trading in the NASDAQ Small-Cap market or in the over the counter "pink sheets". There is no assurance that the stock of the Company will qualify for trading on the NASDAQ Small-Cap market.

      If the reverse stock split is approved by the stockholders, each stockholder will automatically own one-third as many shares of the Company's common stock as that shareholder owned before the reverse stock split. It is expected that the prices of the shares of common stock on the NMS will be adjusted accordingly. The Company will not issue fractional shares. Any stockholder which, as a result of the reverse stock split, has fractional shares, will receive the fair market value of the fractional shares in cash, based upon the price of the Company's stock on the NMS.

      As a result of the reverse stock split, the Company will have 6,666,666 shares of authorized common stock, of which 1,673,085 will be issued and outstanding. The Board of Directors believes that it is in the interests of the stockholders that the Company's common stock be traded on the NMS. That will only be possible if the reverse stock split is approved.

Certified Public Accountants

      The Board of Directors has selected Ernst & Young, the certified public accountants of the Company in 1994, to continue in that capacity for 1995. Representatives of Ernst & Young are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions from stockholders.

Stockholders Proposals

      In order for any proposal that a stockholder intends to present at the 1996 Annual Meeting of Stockholders of the Company to be eligible for inclusion in the Company's proxy statement for that meeting, it must be received by the Secretary of the Company at the Company's offices in San Francisco, CA no later than March 1, 1996.

Other Matters

      As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than that discussed in this Proxy Statement. If any other proper matters come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                NATIONAL CAPITAL MANAGEMENT CORPORATION

P
R             Proxy -- Solicited by the Board of Directors
O
X The undersigned hereby appoints Herbert J. Jaffe and John C. Y Shaw, and each of them proxies of the undersigned, with power of substitution, to represent the undersigned and vote all shares of National Capital Management Corporation which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on June 28, 1995, and any adjournment thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting.

          PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY  (over)

                   COMMON             UNEXCH 1         UNEXCH 2

The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly authorized proxy is returned, such shares will be voted "FOR All
Nominees" in Item 1 and "FOR" the amendment in Item 2.


1. The Board of Directors Recommends a vote "FOR All Nominees" in Item 1 and "FOR" the amendment in Item 2.

Item 1. - Election of the following    Item 2. - Adopt an Amendment to the
          nominees as Directors:                 Certificate of Incorporation
          Herbert J. Jaffe, James
          Pinto, John C. Shaw,
          David J. Faulkner and
          Timothy Graham


                     WITHHELD FOR THE
           WITHHELD  FOLLOWING ONLY:
 FOR ALL   FOR ALL   (write the name of the
NOMINEES   NOMINEES  nominee or the nominees)  FOR    AGAINST   ABSTAIN

                                               Date

                                               Signature

                                               Signature
                                               Please mark, date and sign
                                               as your name(s) appear(s) to
                                               the left and return in the
                                               enclosed envelope.  If acting
                                               as an executor, administrator,
                                               trustee, guardian, etc., you
                                               should so indicate when signing.
                                               If the signer is a corporation,
                                               please sign the full corporate
                                               name, by duly authorized
                                               officer,  If shares are held
                                               jointly, each stockholder
                                               named should sign.